Exhibit 99.1

Strategy Announces Closing of $2.521 Billion STRC Stock Initial Public Offering

TYSONS CORNER, Va.—(BUSINESS WIRE)—July 29, 2025—Strategy™ (Nasdaq: MSTR/STRK/STRF/STRD), the world’s first and largest Bitcoin Treasury Company, today announced the closing of its initial public offering of 28,011,111 shares of Variable Rate Series A Perpetual Stretch Preferred Stock (“STRC”), at a public offering price of $90 per share. The initial public offering for STRC is the largest U.S. initial public offering in 2025 and one of the largest crypto-related offerings in recent years. STRC is expected to begin trading on the Nasdaq Global Select Market on or around July 30, 2025 under the ticker symbol “STRC.”

The gross proceeds from the offering were approximately $2.521 billion, with estimated net proceeds to Strategy of approximately $2.474 billion, after deducting the underwriting discounts and commissions and Strategy’s estimated offering expenses. Strategy utilized net proceeds from the offering for the acquisition of 21,021 bitcoins at an average purchase price of approximately $117,256 per bitcoin, bringing its aggregate bitcoin holdings as of July 29, 2025 to approximately 628,791 bitcoins, which were acquired at an aggregate purchase price of approximately $46.8 billion and an average purchase price of approximately $73,227 per bitcoin, inclusive of fees and expenses.

The STRC transaction marks several significant milestones for both Strategy and the market. With approximately $2.521 billion of gross proceeds, this is the largest U.S. IPO completed in 2025 to date based on gross proceeds and the largest U.S. exchange-listed perpetual preferred stock offering in the U.S. since 2009. Once listed on Nasdaq, STRC will be the first U.S. exchange-listed perpetual preferred security issued by a Bitcoin Treasury Company to pay monthly dividends and, we believe, the first U.S. exchange-listed perpetual preferred security to incorporate a board-determined monthly dividend rate policy. STRC also represents the first short duration, income-oriented instrument within Strategy’s series of preferred offerings, extending access to a new group of income-focused investors.

Morgan Stanley, Barclays, Moelis & Company, and TD Securities acted as joint book-running managers. The Benchmark Company, Clear Street, AmeriVet Securities, Bancroft Capital, Keefe, Bruyette & Woods, and Maxim Group LLC served as co-managers.

The offering was conducted pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission (the “SEC”). The offering was made only by means of a prospectus supplement and an accompanying prospectus. An electronic copy of the final prospectus supplement, together with the accompanying prospectus, is available on the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities referred to in this press release, nor will there be any sale of any such securities, in any state or other jurisdiction in which such offer, sale, or solicitation would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Strategy

MicroStrategy Incorporated d/b/a Strategy (Nasdaq: MSTR/STRK/STRF/STRD) is the world’s first and largest Bitcoin Treasury Company. We are a publicly traded company that has adopted Bitcoin as our primary treasury reserve asset. By using proceeds from equity and debt financings, as well as cash flows from our operations, we strategically accumulate Bitcoin and advocate for its role as digital capital. Our treasury strategy is designed to provide investors varying degrees of economic exposure to Bitcoin by offering a range of securities, including equity and fixed-income instruments. In addition, we provide industry-leading AI-powered enterprise analytics software, advancing our vision of Intelligence Everywhere. We leverage our development capabilities to explore innovation in Bitcoin applications, integrating analytics expertise with our commitment to digital asset growth. We believe our combination of operational excellence, strategic Bitcoin reserve, and focus on technological innovation positions us as a leader in both the digital asset and enterprise analytics sectors, offering a unique opportunity for long-term value creation.

Strategy, MicroStrategy, and Intelligence Everywhere are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the listing of STRC Stock on Nasdaq the terms of the securities being offered, and Strategy’s intentions with respect to adjusting the STRC Stock monthly regular dividend rate per annum. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties related to market conditions and the completion of the offering on the anticipated terms or at all, the uncertainties related to the satisfaction of closing conditions for the sale of the securities being offered, the other factors discussed in the “Risk Factors” section of Strategy’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 5, 2025, the factors discussed under the header “Risk Factor Updates” in Strategy’s current report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2025, and the risks described in other filings that Strategy may make with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Strategy specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Strategy

Shirish Jajodia

Corporate Treasurer

ir@strategy.com